Exhibit 10.5

SERVICE AGREEMENT

This Service Agreement (the “Agreement”) is on the 11th day of August, 2009 (the “Effective Date”), by and between Chisholm Management, Inc. and Protechnics II, Inc., jointly and severally (the “Chisholm Companies”), and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, it has been proposed that the Chisholm Companies provide services to the Company;

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and agreements set forth below, the Company and the Chisholm Companies hereby agree as follows:

1. Retention. The Company hereby retains the Chisholm Companies, and the Chisholm Companies hereby agree to render services to the Company, upon the terms and conditions contained in this Agreement.

2. Term of the Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 6.

3. Services to be Provided by the Chisholm Companies.

3.1. Scope, Responsibilities and Duties.

(a) The Chisholm Companies agree that they will each employ John Chisholm throughout the term of this Agreement, and that they will each make John Chisholm available to the Company to provide services (the “Services”) to the Company so that the Company may have the benefit of the experience and knowledge possessed by John Chisholm in assisting the Company with respect to its business and operations as reasonably requested by the Board of Directors of the Company.

(b) The Services shall be performed at times and places selected by mutual agreement of the Company and the Chisholm Companies within normal business hours. The Chisholm Companies shall comply with all applicable laws and regulations in the performance of the Services, including but not limited to applicable securities laws.

(c) The Chisholm Companies shall make such periodic reports to the Company relating to the Services as the Board of Directors of the Company may, from time to time, reasonably request.

3.2. Non-exclusivity. Subject to the provisions of Sections 7 and 8 below, the Chisholm Companies by reason of the obligations ascribed to it hereunder shall not be limited in any manner in accepting other employment and performing services for others, provided he fully performs his obligations hereunder.

4. Compensation. As compensation for the Services to be provided by the Chisholm Companies to the Company, the Company shall pay to the Chisholm Companies, and the Chisholm Companies agrees to accept, a monthly fee of $24,000 payable to Protechnics II, Inc., and a monthly fee of $8,000 payable to Chisholm Management, Inc., payable on a weekly basis. In consideration for the services rendered by the Chisholm Companies prior to the date of this Agreement, such compensation shall be payable beginning on August 1, 2009. The Chisholm Companies shall not be entitled to any other compensation for the Services to be provided hereunder, except as provided herein. The Company shall not be responsible for withholding from the compensation payable to the Chisholm Companies any amounts for federal, state or local income taxes, social security or state disability or unemployment insurance.

5. Expenses. Upon receipt of itemized vouchers, expense account reports and supporting documents submitted to the Company in accordance with the Company’s procedures then in effect and as approved by the Board of Directors of the Company, the Company shall reimburse the Chisholm Companies for all reasonable and necessary business expenses (including travel and entertainment expenses) incurred ordinarily and necessarily by the Chisholm Companies in connection with the performance of the Chisholm Companies’ duties hereunder. Notwithstanding the foregoing, however, the Chisholm Companies shall not receive any reimbursement for automobile or cellular telephone expenses.

6. Termination. The Company or the Chisholm Companies may terminate this Agreement for reason at any time upon thirty days advance notice. This agreement shall terminate immediately upon the election by the Company of a new Chief Executive Officer. It is understood that termination of this Agreement shall not relieve a party hereto from any liability which, at the time of such termination, has already accrued to the other party. The following provisions and all subsections therein shall survive any expiration or termination of this Agreement: Sections 5, 6, 7, 8, 9.2, 10, 11, 12, 13, 14, 15, and 16. Except as otherwise expressly provided in this Section 6, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

7. Confidential Information.

7.1. Acknowledgment of Proprietary Interest. As between the parties, the Chisholm Companies agrees that all Confidential Information is a valuable, special and unique asset of the Company’s business (and may constitute “trade secrets” under the Uniform Trade Secrets Act and Texas state law), access to and knowledge of which are essential to the performance of the Chisholm Companies’ duties hereunder. The Chisholm Companies acknowledges the proprietary interest of the Company in all Confidential Information. The Chisholm Companies agree that all Confidential Information learned by The Chisholm Companies in connection with the provision of Services or otherwise, whether developed by the Chisholm Companies alone or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company. The Chisholm Companies acknowledge and agree that his disclosure or use of any Confidential Information in violation of this Section 7 will result in irreparable injury and damage to the Company.

7.2. Confidential Information Defined. “Confidential Information” means all confidential and proprietary information of the Company, written, oral or computerized, as it may exist from time to time, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) technology, proprietary computer programs and code (in object code and source code format), (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about the Company’s relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other formulae, patterns, devices or compilations, concepts, ideas, materials and information prepared or performed for or by the Company, and (xi) all information related to the business plan, business, products, purchases or sales of the Company or any of its suppliers and customers, other than information that is publicly available.

7.3. Covenant Not To Divulge Confidential Information. The Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the hiring of the Chisholm Companies and for the compensation being paid to the Chisholm Companies by the Company, the Chisholm Companies shall, at all times during the Term and thereafter, hold in strict confidence and shall not disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company. This Section 7 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

7.4. Return of Materials at Termination. In the event of any termination of this Agreement for any reason, the Chisholm Companies shall promptly deliver to the Company all property of the Company, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information, or, with the permission of the Company, destroy such materials. The Chisholm Companies shall not take or retain any property of the Company, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding the Chisholm Companies’ delivery of such documents, data and information to the Company.

8. Relationship of the Parties.

8.1. The Chisholm Companies enter into this Agreement as, and shall continue to be, an independent contractor. The parties agree that no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement. Under no circumstances shall either the Chisholm Companies or john Chisholm look to the Company as the employer of any of them, or as a partner, agent, or principal. The Chisholm Companies shall not be entitled to any benefits accorded to the Company’s employees including, without limitation, workers’ compensation, disability insurance, vacation or sick pay.

8.2. The Chisholm Companies shall have the entire responsibility to discharge any and all of his obligations under federal, state or local laws, regulations or orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions and tax withholdings (the “Tax Obligations”). The Chisholm Companies hereby agree to indemnify and hold the Company harmless for any and all claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of the Chisholm Companies’ or John Chisholm’s failure to properly discharge the Tax Obligations.

9. Arbitration.

9.1. Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement (hereafter referred to as “arbitrable dispute”) shall be resolved by an experienced arbitrator licensed to practice law in the State of Texas and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

9.2. Should The Chisholm Companies or the Company institute any legal action or administrative proceeding regarding any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

10. Severability and Governing Law.

10.1. Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10.2. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed under the laws of Texas without regard to the principles of conflicts of law.

11. Proper Construction.

11.1. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

11.2. As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

11.3. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

12. Entire Agreement. This Agreement is the entire agreement between the Chisholm Companies and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter, including without limitation the Employment Agreement.

13. Notices. All notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the date of transmission if sent by facsimile, on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

If to the Company:	2930 West Sam Houston North
Houston, Texas 77043

If to The Chisholm Companies:	440 Louisiana
Suite 1818
Houston, Texas 77002

14. Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

15. Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

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IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the day and year first written above.

FLOTEK INDUSTRIES, INC.

By:	/s/ Jesse E. Neyman
Name:	Jesse E. Neyman
Title:	Chief Financial Officer

CHISHOLM MANAGEMENT, INC.

By:	/s/ John W. Chisholm
Name:	John W. Chisholm
Title:	Managing Director

PROTECHNICS II, INC.

By:	/s/ John W. Chisholm
Name:	John W. Chisholm
Title:	President